EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, and to the incorporation by reference of information contained in our reports as of December 31, 2007, included in the Annual Report on Form 10-K/A of Crimson Exploration Inc, in the registration statement on Form S-8 relating to the registration of 1,000,000 additional shares of the common stock of Crimson Exploration Inc. under its amended and restated 2005 Stock Incentive Plan.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

November 20, 2008